Exhibit 10.1

September 16, 2014

VIA E-MAIL

Mr. Robert F. Probst

1314 Scott Avenue

Winnetka, IL 60093

Dear Bob:

I am delighted to extend an offer to you to join Ventas, lnc. (“Ventas” or the “Company’’) as its Executive Vice President and Chief Financial Officer in the Company’s Chicago office. Our Lead Director, Audit Committee members and Executive Management team were all exceedingly impressed by your experiences, your capabilities and your potential to drive Ventas’ success to a new level both domestically and internationally.  As importantly, we are confident about the cultural fit within the Company’s high-performance fast-paced culture. You have the real opportunity to have a fantastic impact on the Company’s continued performance.

This letter, including the attached Annex A, sets forth the terms of the offer which will govern your initial employment, should you accept the position.

As EVP and CFO, your duties and responsibilities will be as designated by the Company and you will report to Debra A. Cafaro, Chairman and Chief Executive Officer. Your base salary will be paid every other Friday, one week in arrears, consistent with the Company’s payroll practices.  You will be eligible to participate in the Company’s medical and other benefit plans pursuant to their terms, as such plans may be amended by the Company from time to time and/or terminated by the Company in its sole discretion.  An overview of the current benefits has been provided to you.

Please be aware that this letter is not intended to, nor shall it, constitute an employment agreement.

We are extremely excited to begin working together. If these terms are acceptable, please indicate your concurrence by signing below.

With best regards,

/s/ Edmund M. Brady

Edmund M. Brady, III
Senior Vice President and Chief Human Resources Officer

ACCEPTED THIS 16th DAY OF SEPTEMBER, 2014:

/s/ Robert F. Probst
Robert F. Probst

Annex A

Robert F. Probst

NEW HIRE INFORMATION

Title:	Executive Vice President and Chief Financial Officer

Offer Letter Date:	September 16, 2014

Start Date:	October 27, 2014
(or earlier (but not prior to October 14, 2014) if mutually agreed)

Annual Base Salary:	$575,000, subject to annual review commencing in 2016 consistent with the base salary reviews of other executives.

Incentive Compensation:

Employee will initially be eligible for annual cash incentive compensation at 100% (threshold), 150% (target) and 225% (maximum) of annual base salary; and long-term incentive compensation in the form of equity at 175% (threshold), 250% (target) and 325% (maximum) of annual base salary, for total annualized target compensation of $2,875,000 and maximum compensation of $3,737,500; in each case based on attainment of individual and company goals as determined by the CEO and the Executive Compensation Committee with such determination made in the same manner as applied to other executives except that (a) any incentive compensation for 2014 will be prorated at 25% and (b) 80% of the annual and long term incentive award for 2014 will be based on achievement of specified individual objectives and 20% thereof for 2014 will be based on achievement of the Company’s applicable quantitative performance goals (applied consistently with other executives). Stated compensation levels will remain in place through 2015 unless increased by the Ventas Executive Compensation Committee earlier. Equity compensation is currently divided 70% restricted shares (with time based vesting, 1/3 upon grant and 1/3 on each of the first and second anniversaries of the grant, and current dividend payments on vested and unvested restricted shares) and 30% stock options.

Sign-on Equity Award:

On the commencement of employment, Employee will receive a one-time Equity Grant of Restricted Stock valued at One Million Dollars ($1,000,000) at grant (the number of shares will be $1 million divided by the closing price of VTR common equity on the date Employee commences employment) that will vest on the third anniversary of the grant assuming continued employment at the vesting date. If, prior to the vesting date other than on or within the one year following a Change in Control, the Company terminates Employee’s employment other than for Cause or he separates from the Company with Good Reason, a pro rata portion (equal to his period of employment divided by 3 years) of the Sign-on Equity Award will vest. If, prior to the vesting date, the Employee dies or has his employment terminated because of Disability or if on or within the first year following a Change in Control, the Company terminates Employee’s employment other than for Cause or he separates from the Company with Good Reason, the vesting of the Sign-on Equity Award will be accelerated and Employee will be fully vested. Current dividends will be payable on unvested and vested restricted shares.

2015 Bridge Inducement:

If (a) during 2015 or the first two calendar months of 2016 but (b) prior to the date of grant of long term incentive compensation with respect to 2015 (“Bridge Period”), the Employee dies or has his employment terminated because of Disability or if on or within the first year following a Change in Control that occurs during such Bridge Period, the Company terminates Employee other than for Cause or he separates for Good Reason, Employee shall be entitled to a fully vested stock award (or at the Company’s discretion, cash equivalent) equal in value to (a) a prorated (based on the portion of calendar year 2015 he was employed) percentage of Employee’s 2015 target long-term incentive compensation, offset by (b) the value (calculated as of the date of grant) of any long-term incentive compensation Employee receives with respect to 2015 which is not forfeited because of Employee’s termination of employment.

Severance and Change
in Control:

Severance for termination other than for Cause or with Good Reason equal to one year of annual base salary plus target annual cash incentive and continuation of benefits for one year or a benefit stipend; Severance for termination other than for Cause or with Good Reason (within one year following Change in Control) equal to two times the sum of annual base salary plus maximum annual cash incentive and continuation of benefits for two years or a benefit stipend. Severance will be subject to a $4 million cap initially, increasing by CPI annually.

Employee Protection:

Ventas and Employee will enter into an Employee Protection and Noncompetition Agreement to reflect the severance and Change in Control provisions set forth in the preceding paragraph. The confidentiality provision will be effective immediately upon execution but the remaining provisions of said agreement will not take effect until the Employee commences employment.

Office Location:	353 N. Clark Street
Suite 3300
Chicago, IL 60654

Offer Contingency:	Employment and compensation are subject to satisfactory results of background check and approval by the Ventas Board of Directors.

Definitions:

The term “Disability” has the meaning set forth in the Ventas, Inc. 2012 Incentive Plan, as of the date hereof, the term “Change in Control” has the meaning set forth in the applicable document and the terms “Good Reason” and “Cause” have the meanings set forth in the Employee Protection and Noncompetition Agreement.